Exhibit 99.1

8565 Magellan Parkway, Ste 400, Richmond, Virginia 23227 Phone: (804) 730-1568 Fax: (804) 746-1669

April 25, 2023

RE: Superior Proposal from ARKO for TravelCenters

To the Board of Directors of TravelCenters of America Inc.,

ARKO Corp. (“we” or “ARKO”) has reviewed TravelCenters of America Inc.’s (“you” or “TravelCenters”) news release and your letter to ARKO dated April 24, 2023 in which you stated that the TravelCenters Board of Directors (the “Board”) “reaffirmed that ARKO’s proposal is neither a superior proposal nor could it reasonably be expected to lead to a superior proposal” and reconfirmed its recommendation that stockholders vote for the transaction with BP Products North America Inc. (“BP”).

As an initial matter, we note that you limited your engagement to one call which at the onset you stated would be of exactly one half-hour in length at one precise time block for which we accommodated, and that no agenda or questions were provided in advance. During this call, your advisors requested yes or no answers to questions clearly designed to not be fully answerable on such basis, and every attempt we made to explain the sources and uses of funds in a fulsome manner was brushed aside as a waste of their time. Whether this “engagement” was designed to elicit useful information for the Board or provide cover for its advisors is certainly debatable. At the end of the call, we made it very clear that we were available to more fully answer questions, make a detailed presentation to the Board and discuss the transaction on a (hopefully) more reasonable timetable, and our intent was to enter into a merger with TravelCenters with a substantial premium of at least $6.00 per share to the value of BP’s offer (an almost 7% premium and nearly $100 million more in value to shareholders).

Turning to your most recent press release and letter to us, we disagree with your characterization of ARKO’s ability to finance the transaction. As we have stated repeatedly, a merger agreement with ARKO would contain no financing contingency, indicating our confidence in the ability to finance the transaction. We have discussed the transaction in detail with Oak Street Capital among other financing sources, and based on those discussions we have been confident for weeks that if given access to due diligence or had you included us in your sale process to begin with, we would have been able to sign and close in short order without any financing contingency risk to TravelCenters whatsoever.

With respect to your concern about execution risk, you cited a prior transaction in 2018 in which we reduced our bid following due diligence. Although we note that our evaluation of that prior transaction was largely proved correct when TravelCenters recorded over $100 million in impairment charges and loss on disposal prior to and in connection with the sale of that business, we would not anticipate a similar reduction in our $92 per share bid price based on recent publicly available information regarding TravelCenters’ existing business. Indeed, your own advisor’s fairness opinion includes ranges of fair value of up to $124.01 per share. Of course, by failing to recognize our proposal as superior or that it could reasonably be expected to lead to a superior proposal, you have conveniently prevented us from performing a diligence review that would enable us to confirm price.

As we believe that your April 24, 2023 letter was a direct assault on our commitment to consummate transactions, it is important to reiterate that ARKO is one of the most acquisitive acquirers of convenience stores and wholesalers of fuel in the United States and has completed 23 major transactions since 2013 for billions of dollars in transaction value. During that time we have increased our store count from approximately 300 to now over 3,500 sites which we operate or to which we supply fuel. Furthermore, and as has been publicly announced, in the past eighteen months we have entered into acquisitions constituting approximately $900 million in transaction value, financed in part under our publicly disclosed program agreement with Oak Street Capital. Of those acquisitions we have never required any financing condition, and since 2013 we have closed on every acquisition for which we have gone under contract.

While we remain ready, willing and able to engage with TravelCenters, your continued refusal to engage with us has made it extremely difficult for us to see a path where we could conduct due diligence and complete the negotiation of a merger agreement in a manner that would enable you to timely terminate your merger agreement with BP in accordance with its terms and to enter into a merger agreement with us.

Your continued refusal is extremely regrettable, but please let us know if your assessment changes.

Sincerely,

ARKO CORP.

By: /s/ Arie Kotler

Arie Kotler, Chairman, President & CEO

By: /s/ Maury Bricks

Maury Bricks, General Counsel